Exhibit 10.2

AGREEMENT REGARDING WAIVER OF OWNERSHIP LIMIT

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

October 28, 2009

Integrated Holding Group LP

c/o Millennium Management LLC

666 Fifth Avenue, 8th Floor

New York, NY 10103

Re:	Share Ownership Limits

Two Harbors Investment Corp. (the “Company”) has received your letter, dated as of the date hereof (the “Representation Letter”), requesting that the Company grant to Integrated Holding Group LP, a Delaware limited partnership (“Delaware LP” and together with Integrated Core Strategies (US) LLC, a Delaware limited liability company that is wholly-owned by Delaware LP (“LLC”), (the “Holder”), an exception to the Common Stock Ownership Limit, as such term is defined in the Articles of Amendment and Restatement (the “Charter”) of the Company, such that the Holder may acquire 632,974 shares of the Common Stock and Warrants exercisable into 5,146,600 shares of Common Stock (the “Millennium Shares”) of the Company (the “Millennium Shares Exception”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Charter.

Based upon the Representation Letter, the Company hereby advises you that, as of October 28, 2009, the Millennium Share Exception has been established.

The Millennium Share Exception is expressly conditioned on compliance by the Holder and any direct and indirect owners of an interest in Delaware LP representing 20% or more of the capital or profits of Delaware LP (together with Delaware LP and LLC, an “Affiliate”) with each of the following agreements and conditions (collectively, the “Common Stock Ownership Limit Waiver Conditions”) during the period (the “Waiver Period”) that the Holder is the direct or indirect Beneficial or Constructive Owner of Common Shares in excess of the Common Stock Ownership Limit:

(1) The information contained in the Representation Letter is as of the date hereof and shall remain during the Waiver Period true, compete and correct, and the Holder has complied with all obligations of the Holder provided in the Representation Letter;

(2) The Holder shall provide to the Company a bring-down representation letter within ten days after a request therefor has been made by the Company;

(3) The Holder and each Affiliate shall refrain, directly or indirectly, from actually acquiring, purchasing or intentionally becoming the Beneficial or Constructive Owners of any stock of the Company, including any Common Shares, in excess of the Millennium Share Exception;

(4) In any private disposition of any of the Holder’s or any Affiliate’s Common Shares by the Holder or any Affiliate (including a private disposition of ownership interests in an entity holding Common Shares), the Holder and the Affiliates agree that they will not dispose of such shares in a transaction in which the Holder or any Affiliate knows or has reason to believe after due investigation that such shares will be sold to any person who, prior to, or upon completion of, such transaction, will be or become the direct or indirect Beneficial or Constructive Owner of more than 9.8% of the outstanding shares of Common Stock.

The Company hereby agrees to provide, upon request, an exception to the Common Stock Ownership Limit identical to the Millennium Share Exception (a “Subsequent Holder Exception”) to an affiliate of the Holder (a “Subsequent Holder”) whose ownership structure is substantially identical to the ownership structure of the Holder as described in the Representation Letter, provided that (1) the Subsequent Holder provides the Company with a representation letter that is identical to the Representation Letter in all material respects, (2) the Subsequent Holder Exception shall provide that the aggregate number of shares of Common Stock that may be held by the Subsequent Holder under the Subsequent Holder Exception and the Holder under the Millennium Share Exception, in the aggregate, shall not exceed the number of the Millennium Shares set forth above, and (3) the Millennium Share Exception shall be modified to reflect the preceding clause (2).

Notwithstanding the foregoing, the ownership by the Holder and each Affiliate of Common Stock shall remain subject to the Ownership Limits imposed by the Charter to the extent that such ownership results in any “individual” (within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) Beneficially or Constructively Owning shares of the Company in excess of the Common Stock Ownership Limit and Aggregate Stock Ownership Limit or would otherwise cause the Company to fail to qualify as a real estate investment trust under the Code.

In addition, if there is a failure to comply with any of the Common Stock Ownership Limit Waiver Conditions during the Waiver Period, the ownership of the Millennium Shares by the Holder and any Affiliate shall, as of the date of such failure, become automatically subject to the Common Stock Ownership Limit imposed by the Charter and may result in the application of the remedies set forth in paragraphs 7.2.1 and 7.2.2 of Article VII of the Charter with respect to any Common Shares Beneficially Owned or Constructively Owned by the Holder or any Affiliate in excess of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. Nothing in this letter shall be deemed to grant any person (including the successors and assigns of the holders of the Millennium Shares, other than as expressly set forth herein) permission to own securities of the Company in excess of the Company’s otherwise applicable Common Stock Ownership Limit or Aggregate Stock Ownership Limit.

Very truly yours,

Two Harbors Investment Corp.

By:	/s/ Jeff Stolt
Name:	Jeff Stolt
Title:	Chief Financial Officer

Accepted and Agreed to as of the date above:

Integrated Holding Group LP
By:	Millennium Management LLC, its General Partner

By:	/s/ Larry Statsky
Name:	Larry Statsky
Title:	Chief Administrative Officer